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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 2 to Registration Statement No. 333-50421 of Ragen MacKenzie Group Incorporated on Form S-4 of our report dated November 6, 1997 (May 29, 1998 as to note 14) on the financial statements of Ragen MacKenzie Incorporated as of September 26, 1997 and September 27, 1996, and for each of the three years in the period ended September 26, 1997, and our report dated April 16, 1998 on the statement of financial condition of Ragen MacKenzie Group Incorporated as of April 16, 1998, appearing in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

  We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Proxy Statement/Prospectus.

Deloitte & Touche LLP
Seattle, Washington

June 8, 1998